Exhibit 23.4

CONSENT OF DUFF & PHELPS

Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, hereby consents to (i) the filing of our fairness opinion dated August 21, 2023 (the “Opinion”) to the SPAC Board as Annex C to this Registration Statement on Form S-4, (ii) the references therein to Duff & Phelps and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by the SPAC Board. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Duff & Phelps Opinions Practice

Kroll, LLC

By: /s/   Mark J. Kwilosz

Title:     Managing Director

      Chicago, IL

January 18, 2024